Exhibit 99

Best Buy Reports Fourth Quarter Results

Comparable Sales Declined 4.8%

GAAP Diluted EPS of $2.12

Non-GAAP Diluted EPS of $2.72

Increasing Quarterly Dividend 2% to $0.94 per Share

Expects FY25 Non-GAAP Diluted EPS of $5.75 to $6.20

MINNEAPOLIS, February 29, 2024 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 14-week fourth quarter ended February 3, 2024 (“Q4 FY24”), as compared to the 13-week fourth quarter ended January 28, 2023 (“Q4 FY23”).

	Q4 FY24	Q4 FY23	FY24	FY23
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Revenue ($ in millions)
Enterprise	$14,646	$14,735	$43,452	$46,298
Domestic segment	$13,410	$13,531	$40,097	$42,794
International segment	$1,236	$1,204	$3,355	$3,504
Enterprise comparable sales % change[1]	(4.8)%	(9.3)%	(6.8)%	(9.9)%
Domestic comparable sales % change[1]	(5.1)%	(9.6)%	(7.1)%	(10.3)%
Domestic comparable online sales % change[1]	(4.8)%	(13.0)%	(7.8)%	(13.5)%
International comparable sales % change[1]	(1.4)%	(5.7)%	(3.2)%	(5.4)%
Operating Income
GAAP operating income as a % of revenue	3.8%	4.1%	3.6%	3.9%
Non-GAAP operating income as a % of revenue	5.0%	4.8%	4.1%	4.4%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$2.12	$2.23	$5.68	$6.29
Non-GAAP diluted EPS	$2.72	$2.61	$6.37	$7.08

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“I’m proud of the performance of our teams across the company as they showed resourcefulness, passion, and an unwavering focus on our customers this past year,” said Corie Barry, Best Buy CEO. “In the fourth quarter and throughout FY24, we demonstrated strong operational execution as we navigated a pressured consumer electronics sales environment. This allowed us to deliver annual profitability at the high end of our original guidance range even though sales came in below our original guidance range. Importantly, we grew our paid membership base and drove customer experience improvements in many areas of our business, particularly in services and delivery.”

“As we enter FY25, we are energized about delivering on our purpose to Enrich Lives through Technology in our vibrant, always changing industry,” continued Barry. “In what we expect to be a year of increasing industry sales stabilization, we are focused on sharpening our customer experiences and industry positioning while maintaining, if not expanding, our operating income rate on a 52-week basis.”

FY25 Financial Guidance

Note: FY25 has 52 weeks compared to 53 weeks in FY24. The company estimates the impact of the extra week in FY24 added approximately $735 million in revenue, approximately 15 basis points of non-GAAP operating income rate, and approximately $0.30 of non-GAAP diluted EPS to the full year results.

Best Buy’s guidance for FY25 is the following:

•	Revenue of $41.3 billion to $42.6 billion
•	Comparable sales of (3.0%) to 0.0%
•	Enterprise non-GAAP operating income rate[2] of 3.9% to 4.1%
•	Non-GAAP effective income tax rate[2] of approximately 25.0%
•	Non-GAAP diluted EPS[2] of $5.75 to $6.20
•	Capital expenditures of $750 to $800 million

“For FY25, we expect to expand our gross profit rate approximately 20 to 30 basis points versus FY24 as we continue to annualize the benefits of prior changes to our membership program, partially offset by expected pressure coming from the profit share on our credit card arrangement,” said Matt Bilunas, Best Buy CFO. “At the high-end of our non-GAAP EPS guide, non-GAAP SG&A expense2 is expected be similar to FY24.”

Bilunas continued, “For Q1 FY25, we expect comparable sales to decline by approximately 5% and our non-GAAP operating income rate to be approximately 3.4%, which is flat to Q1 FY24.”

Domestic Segment Q4 FY24 Results

Domestic Revenue

Domestic revenue of $13.41 billion decreased 0.9% versus last year driven by a comparable sales decline of 5.1%, which was partially offset by approximately $675 million of revenue from the extra week.

From a merchandising perspective, the largest drivers of the comparable sales decline on a weighted basis were home theater, appliances, mobile phones and tablets. These drivers were partially offset by growth in gaming.

Domestic online revenue of $5.10 billion decreased 4.8% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was flat to last year at 38.0%.

Domestic Gross Profit Rate

Domestic gross profit rate was 20.4% versus 19.8% last year. The higher gross profit rate was primarily due to improved financial performance from the company’s membership offerings, which included higher services margin rates, and an improved gross profit rate from the company’s Health initiatives. These items were partially offset by unfavorable product margin rates.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A expenses were $2.07 billion, or 15.4% of revenue, versus $2.07 billion, or 15.3% of revenue, last year. On a non-GAAP basis, SG&A expenses were $2.06 billion, or 15.4% of revenue, versus $2.05 billion, or 15.1% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to the impact of the extra week and higher incentive compensation. These increases were partially offset by reduced store payroll and advertising expense.

International Segment Q4 FY24 Results

International Revenue

International revenue of $1.24 billion increased 2.7% versus last year. This increase was primarily driven by approximately $60 million of revenue from the extra week, which was partially offset by a comparable sales decline of 1.4% and the negative impact from foreign currency exchange rates.

International Gross Profit Rate

International gross profit rate was 21.0% versus 21.7% last year. The lower gross profit rate was primarily due to unfavorable product margin rates.

International SG&A

International SG&A expenses were $202 million, or 16.3% of revenue, versus $189 million, or 15.7% of revenue, last year. SG&A increased primarily due to higher incentive compensation and the impact of the extra week.

Restructuring Charges

The company incurred $169 million of restructuring charges in Q4 FY24, primarily related to employee termination benefits associated with an enterprise-wide restructuring initiative that commenced in Q4 FY24. The restructuring initiative is intended to help the company to: (1) align field labor resources with where customers want to shop to optimize the customer experience; (2) redirect corporate resources for better alignment with the company’s strategy; and (3) right-size resources to better align with the company’s revenue outlook for FY25.

The company expects approximately $10 million to $30 million of additional charges in FY25 for this initiative and to pay up to $135 million of the employee termination benefits during FY25, with the remainder being paid in FY26. Consistent with prior practice, restructuring charges are excluded from the company’s non-GAAP results.

Share Repurchases and Dividends

In Q4 FY24, the company returned a total of $268 million to shareholders through dividends of $198 million and share repurchases of $70 million. For the full year, the company returned a total of $1.1 billion to shareholders through dividends of $801 million and share repurchases of $340 million.

Today, the company announced its board of directors approved a 2% increase in the regular quarterly dividend to $0.94 per share. The regular quarterly dividend will be payable on April 11, 2024, to shareholders of record as of the close of business on March 21, 2024.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on February 29, 2024. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

Revenue for the 14-week Q4 FY24 and 53-week FY24 includes approximately $675 million and $60 million related to our Domestic and International segments, respectively, as a result of the extra week in Q4 FY24. Comparable sales for the 14-week Q4 FY24 and 53-week FY24 exclude the impact of the extra week.

(2) A reconciliation of the projected non-GAAP operating income rate, non-GAAP effective income tax rate, non-GAAP SG&A expense and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill and intangible asset impairments; gains and losses on sales of subsidiaries and certain investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," “appear,” “approximate,” "assume," "believe," “continue,” “could,” "estimate," "expect," “foresee,” "guidance," "intend," “may,” “might,” "outlook," "plan," “possible,” "project" “seek,” “should,” “would,” and other words and terms of similar meaning or the negatives thereof. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, our operating model, new strategies and growth initiatives, the competitive environment, consumer behavior and other events. These statements involve a number of judgments and are subject to certain risks and uncertainties, many of which are outside the control of the Company, that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our most recent Annual Report on Form 10-K, and any updated information in subsequent Quarterly Reports on Form 10-Q, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macroeconomic pressures in the markets in which we operate (including but not limited to inflation rates, fluctuations in foreign currency exchange rates, limitations on a government’s ability to borrow and/or spend capital, fluctuations in housing prices, energy markets, and jobless rates and effects related to the conflicts in Eastern Europe and the Middle East or other geopolitical events); catastrophic events, health crises and pandemics; susceptibility of the products we sell to technological advancements, product life cycle fluctuations and changes in consumer preferences; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers and in the provision of delivery speed and options); our ability to attract and retain qualified employees; changes in market compensation rates; our expansion into health and new products, services and technologies; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our ability to effectively manage strategic ventures, alliances or acquisitions; our ability to effectively manage our real estate portfolio; inability of vendors or service providers to perform components our supply chain (impacting our stores or other aspects of our operations) and other various functions of our business; risks arising from and potentially unique to our exclusive brands products; our reliance on our information technology systems, internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; product safety and quality concerns; changes to labor or employment laws or regulations; risks arising from statutory, regulatory and legal developments (including statutes and/or regulations related to tax or privacy); evolving corporate governance and public disclosure regulations and expectations (including, but not limited to, cybersecurity and environmental, social and governance matters); risks arising from our international activities (including those related to the conflicts in Eastern Europe and the Middle East or fluctuations in foreign currency exchange rates) and those of our vendors; failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter;

pricing investments and promotional activity; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the capital markets; changes to our vendor credit terms; changes in our credit ratings; failure to meet financial-performance guidance or other forward-looking statements; and general economic uncertainty in key global markets and worsening of global economic conditions or low levels of economic growth. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Twelve Months Ended
February 3, 2024		January 28, 2023	February 3, 2024	January 28, 2023
Revenue	$14,646	$14,735	$43,452	$46,298
Cost of sales	11,645	11,795	33,849	36,386
Gross profit	3,001	2,940	9,603	9,912
Gross profit %	20.5%	20.0%	22.1%	21.4%
Selling, general and administrative expenses	2,271	2,257	7,876	7,970
SG&A %	15.5%	15.3%	18.1%	17.2%
Restructuring charges	169	86	153	147
Operating income	561	597	1,574	1,795
Operating income %	3.8%	4.1%	3.6%	3.9%
Other income (expense):
Gain on sale of subsidiary, net	-	-	21	-
Investment income and other	37	26	78	28
Interest expense	(14)	(12)	(52)	(35)
Earnings before income tax expense and equity in income of affiliates	584	611	1,621	1,788
Income tax expense	124	118	381	370
Effective tax rate	21.2%	19.3%	23.5%	20.7%
Equity in income of affiliates	-	2	1	1
Net earnings	$460	$495	$1,241	$1,419

Basic earnings per share	$2.13	$2.24	$5.70	$6.31
Diluted earnings per share	$2.12	$2.23	$5.68	$6.29

Weighted-average common shares outstanding:
Basic	215.9	220.9	217.7	224.8
Diluted	216.8	221.8	218.5	225.7

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	February 3, 2024	January 28, 2023
Assets
Current assets:
Cash and cash equivalents	$1,447	$1,874
Receivables, net	939	1,141
Merchandise inventories	4,958	5,140
Other current assets	553	647
Total current assets	7,897	8,802
Property and equipment, net	2,260	2,352
Operating lease assets	2,758	2,746
Goodwill	1,383	1,383
Other assets	669	520
Total assets	$14,967	$15,803

Liabilities and equity
Current liabilities:
Accounts payable	$4,637	$5,687
Unredeemed gift card liabilities	253	274
Deferred revenue	1,000	1,116
Accrued compensation and related expenses	486	405
Accrued liabilities	902	843
Current portion of operating lease liabilities	618	638
Current portion of long-term debt	13	16
Total current liabilities	7,909	8,979
Long-term operating lease liabilities	2,199	2,164
Long-term debt	1,152	1,160
Long-term liabilities	654	705
Equity	3,053	2,795
Total liabilities and equity	$14,967	$15,803

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Twelve Months Ended
	February 3, 2024	January 28, 2023
Operating activities
Net earnings	$1,241	$1,419
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	923	918
Restructuring charges	153	147
Stock-based compensation	145	138
Deferred income taxes	(214)	51
Gain on sale of subsidiary, net	(21)	-
Other, net	26	12
Changes in operating assets and liabilities:
Receivables	204	(103)
Merchandise inventories	178	809
Other assets	(18)	(21)
Accounts payable	(1,025)	(1,099)
Income taxes	52	36
Other liabilities	(174)	(483)
Total cash provided by operating activities	1,470	1,824

Investing activities
Additions to property and equipment	(795)	(930)
Purchases of investments	(9)	(46)
Net proceeds from sale of subsidiary	14	-
Sales of investments	7	7
Other, net	2	7
Total cash used in investing activities	(781)	(962)

Financing activities
Repurchase of common stock	(340)	(1,014)
Issuance of common stock	19	16
Dividends paid	(801)	(789)
Repayments of debt	(19)	(19)
Other, net	(3)	-
Total cash used in financing activities	(1,144)	(1,806)

Effect of exchange rate changes on cash and cash equivalents	(5)	(8)
Decrease in cash, cash equivalents and restricted cash	(460)	(952)
Cash, cash equivalents and restricted cash at beginning of period	2,253	3,205
Cash, cash equivalents and restricted cash at end of period	$1,793	$2,253

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
Domestic Segment Results	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Revenue	$13,410	$13,531	$40,097	$42,794
Comparable sales % change	(5.1)%	(9.6)%	(7.1)%	(10.3)%
Comparable online sales % change	(4.8)%	(13.0)%	(7.8)%	(13.5)%
Gross profit	$2,742	$2,679	$8,850	$9,106
Gross profit as a % of revenue	20.4%	19.8%	22.1%	21.3%
SG&A	$2,069	$2,068	$7,236	$7,332
SG&A as a % of revenue	15.4%	15.3%	18.0%	17.1%
Operating income	$512	$530	$1,467	$1,634
Operating income as a % of revenue	3.8%	3.9%	3.7%	3.8%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,742	$2,679	$8,850	$9,106
Gross profit as a % of revenue	20.4%	19.8%	22.1%	21.3%
SG&A	$2,064	$2,047	$7,175	$7,246
SG&A as a % of revenue	15.4%	15.1%	17.9%	16.9%
Operating income	$678	$632	$1,675	$1,860
Operating income as a % of revenue	5.1%	4.7%	4.2%	4.3%

	Three Months Ended		Twelve Months Ended
International Segment Results	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Revenue	$1,236	$1,204	$3,355	$3,504
Comparable sales % change	(1.4)%	(5.7)%	(3.2)%	(5.4)%
Gross profit	$259	$261	$753	$806
Gross profit as a % of revenue	21.0%	21.7%	22.4%	23.0%
SG&A	$202	$189	$640	$638
SG&A as a % of revenue	16.3%	15.7%	19.1%	18.2%
Operating income	$49	$67	$107	$161
Operating income as a % of revenue	4.0%	5.6%	3.2%	4.6%

International Segment Non-GAAP Results[1]
Gross profit	$259	$261	$753	$806
Gross profit as a % of revenue	21.0%	21.7%	22.4%	23.0%
SG&A	$202	$189	$640	$638
SG&A as a % of revenue	16.3%	15.7%	19.1%	18.2%
Operating income	$57	$72	$113	$168
Operating income as a % of revenue	4.6%	6.0%	3.4%	4.8%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Computing and Mobile Phones	42%	41%	(4.2)%	(10.0)%
Consumer Electronics	31%	33%	(9.0)%	(11.8)%
Appliances	11%	12%	(13.7)%	(13.2)%
Entertainment	10%	9%	8.4%	0.2%
Services	5%	5%	6.3%	12.4%
Other	1%	-%	90.8%	N/A
Total	100%	100%	(5.1)%	(9.6)%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Computing and Mobile Phones	44%	43%	1.8%	(0.5)%
Consumer Electronics	31%	33%	(9.2)%	(10.1)%
Appliances	9%	9%	(4.1)%	(2.5)%
Entertainment	11%	9%	16.1%	(10.5)%
Services	4%	4%	7.7%	(15.1)%
Other	1%	2%	(38.8)%	(6.2)%
Total	100%	100%	(1.4)%	(5.7)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill and intangible asset impairments, price-fixing settlements, gains and losses on sales of subsidiaries and certain investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	February 3, 2024			January 28, 2023
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$2,069	$202	$2,271	$2,068	$189	$2,257
% of revenue	15.4%	16.3%	15.5%	15.3%	15.7%	15.3%
Intangible asset amortization[1]	(5)	-	(5)	(21)	-	(21)
Non-GAAP SG&A	$2,064	$202	$2,266	$2,047	$189	$2,236
% of revenue	15.4%	16.3%	15.5%	15.1%	15.7%	15.2%

Operating income	$512	$49	$561	$530	$67	$597
% of revenue	3.8%	4.0%	3.8%	3.9%	5.6%	4.1%
Intangible asset amortization[1]	5	-	5	21	-	21
Restructuring charges[2]	161	8	169	81	5	86
Non-GAAP operating income	$678	$57	$735	$632	$72	$704
% of revenue	5.1%	4.6%	5.0%	4.7%	6.0%	4.8%

Effective tax rate			21.2%			19.3%
Intangible asset amortization[1]			-%			0.1%
Restructuring charges[2]			0.9%			0.4%
Non-GAAP effective tax rate			22.1%			19.8%

	Three Months Ended			Three Months Ended
	February 3, 2024			January 28, 2023
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
Diluted EPS			$2.12			$2.23
Intangible asset amortization[1]	$5	$3	0.02	$21	$16	0.08
Restructuring charges[2]	169	127	0.58	86	67	0.30
Non-GAAP diluted EPS			$2.72			$2.61

	Twelve Months Ended			Twelve Months Ended
	February 3, 2024			January 28, 2023
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$7,236	$640	$7,876	$7,332	$638	$7,970
% of revenue	18.0%	19.1%	18.1%	17.1%	18.2%	17.2%
Intangible asset amortization[1]	(61)	-	(61)	(86)	-	(86)
Non-GAAP SG&A	$7,175	$640	$7,815	$7,246	$638	$7,884
% of revenue	17.9%	19.1%	18.0%	16.9%	18.2%	17.0%

Operating income	$1,467	$107	$1,574	$1,634	$161	$1,795
% of revenue	3.7%	3.2%	3.6%	3.8%	4.6%	3.9%
Intangible asset amortization[1]	61	-	61	86	-	86
Restructuring charges[2]	147	6	153	140	7	147
Non-GAAP operating income	$1,675	$113	$1,788	$1,860	$168	$2,028
% of revenue	4.2%	3.4%	4.1%	4.3%	4.8%	4.4%

Effective tax rate			23.5%			20.7%
Intangible asset amortization[1]			0.1%			0.1%
Restructuring charges[2]			0.2%			0.2%
Non-GAAP effective tax rate			23.8%			21.0%

	Twelve Months Ended			Twelve Months Ended
	February 3, 2024			January 28, 2023
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
Diluted EPS			$5.68			$6.29
Intangible asset amortization[1]	$61	$46	0.21	$86	$65	0.29
Restructuring charges[2]	153	115	0.53	147	113	0.50
Loss on investments	11	11	0.05	-	-	-
Gain on sale of subsidiary, net[3]	(21)	(21)	(0.10)	-	-	-
Non-GAAP diluted EPS			$6.37			$7.08

(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology assets.

(2)Represents charges primarily related to employee termination benefits associated with enterprise-wide restructuring initiatives.

(3)Represents the gain on sale of a Mexico subsidiary subsequent to our exit from operations in Mexico.

(4)The non-GAAP adjustments primarily relate to the U.S. As such, the income tax charge on the U.S. non-GAAP adjustments is calculated using the statutory tax rate of 24.5%.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	February 3, 2024[1]	January 28, 2023[1]
Net earnings	$1,241	$1,419
Total assets	15,888	16,490
ROA	7.8%	8.6%

Non-GAAP Return on Investment ("ROI")	February 3, 2024[1]	January 28, 2023[1]
Numerator
Operating income	$1,574	$1,795
Add: Non-GAAP operating income adjustments[2]	214	233
Add: Operating lease interest[3]	113	113
Less: Income taxes[4]	(466)	(525)
Add: Depreciation	862	832
Add: Operating lease amortization[5]	661	661
Adjusted operating income after tax	$2,958	$3,109

Denominator
Total assets	$15,888	$16,490
Less: Excess cash[6]	(258)	(270)
Add: Accumulated depreciation and amortization[7]	5,122	5,375
Less: Adjusted current liabilities[8]	(8,389)	(9,143)
Average invested operating assets	$12,363	$12,452

Non-GAAP ROI	23.9%	25.0%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for intangible asset amortization and restructuring charges. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company’s earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.